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                                                                    Exhibit 99.1

AOL TIME WARNER AND COMCAST REPORT SUCCESSFUL COMPLETION OF TIME WARNER ENTERTAINMENT RESTRUCTURING

NEW YORK and PHILADELPHIA -- AOL Time Warner Inc. (NYSE: AOL) and Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported the successful completion of the previously announced restructuring of Time Warner Entertainment Company, L.P. (TWE).

AOL Time Warner's Chief Executive Officer Dick Parsons said: "The successful completion of the TWE restructuring is another milestone in our efforts to simplify the structure of our Company and maximize our operating flexibility, while maintaining the strength of our balance sheet. We thank Comcast President and CEO Brian Roberts and his team for working so closely with us to close this agreement to the benefit of both companies' shareholders."

Brian L. Roberts, President and Chief Executive Officer of Comcast, said: "We are pleased to complete this restructuring, which provides Comcast with immediate liquidity and further strengthens our balance sheet. Today's resolution is a win for Comcast, AOL Time Warner, and both companies' shareholders. I'd like to thank Dick Parsons and the AOL Time Warner team for making this deal as productive, efficient, and cooperative as possible."

As a result of the restructuring, AOL Time Warner has assumed complete ownership of TWE's content assets, including Warner Bros. and Home Box Office, as well as TWE's interests in The WB Network, Comedy Central and Court TV. All of AOL Time Warner's interests in cable, including those held through TWE, are now held through or for the benefit of a new subsidiary of AOL Time Warner called "Time Warner Cable Inc." In exchange for its previous stake in TWE, Comcast received AOL Time Warner common-equivalent preferred stock, which will be converted into $1.5 billion of AOL Time Warner common stock, and Comcast retained a 21% economic stake in the business of Time Warner Cable Inc. In addition, Comcast received $2.1 billion from Time Warner Cable Inc. in repayment of a preexisting note.

AOL Time Warner now effectively owns a 79% economic stake in the business of Time Warner Cable Inc., which has approximately $5.7 billion in third-party debt and $2.4 billion of preferred equity that was issued to AOL Time Warner. As one of the world's most technologically advanced, best-clustered collection of cable operations, Time Warner Cable Inc. serves approximately 10.9 million subscribers, with 73% of them in 19 geographic clusters of more than 300,000. With a controlling voting interest in the new subsidiary, AOL Time Warner will consolidate Time Warner Cable Inc.'s financial results for accounting purposes.

ABOUT AOL TIME WARNER
AOL Time Warner is the world's leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks, music and publishing.

ABOUT COMCAST CORPORATION
Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks, and in the provision of electronic commerce and programming content. Comcast Cable is the largest cable company in the United States serving approximately 21.3 million cable subscribers. Comcast's commerce and content businesses include majority ownership of QVC, Comcast-Spectacor, Comcast SportsNet, E! Entertainment Television, Style, The Golf Channel, Outdoor Life Network, and G4. Comcast's Class A and Class A Special Common Stock trade on The Nasdaq Stock Market under the symbols CMCSA and CMCSK, respectively.

Contact Info:
Edward Adler (AOL Time Warner)
Edward.Adler@aoltw.com
212-484-6630

Tricia Primrose (AOL Time Warner)
Tricia.Primrose@aoltw.com
212-484-7450

Tim Fitzpatrick (Comcast Corporation)
tim_fitzpatrick@comcast.com
215-981-8515